Launchspace Technologies Corporation

Launchspace has patented solutions to remove orbital debris that threatens astronauts, satellites and the International Space Station. Data from sensor satellites will reduce the threat of collision from orbital debris, satellites and threats from adversaries against our national security satellites


Launchspace Technologies Corporation
"Protecting Space and the
$1 Trillion Space Economy"

Invest

$100.26 minimum investment

Deadline April 1, 2022
in a month

Share Price
$100.26

Total Raised
$285,039

Valuation
$48,999,970

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Launchspace Technologies Corporation has the unique capability of using space-based sensor satellites to **detect and track** orbital debris that is smaller than currently possible. Our orbital debris removal spacecraft removes small orbital debris that can damage or destroy satellites and make spaceflight **unsafe** for astronauts and the International Space Station (ISS).

With safety and security being of the utmost importance, our sensor satellite solution and orbital debris remediation spacecraft provide protection capabilities to our space-based **national security satellites** from being hit by orbital debris or other satellites and provide warnings about the threat of attack by our adversaries.

We hope to invite all Launchspace investors to our planned launch for our ISS project in 18 months, with an after party celebration at the Kennedy Space Center.

SUCCESS TO DATE

- Strategic relationships with government leaders at **NASA**, the **Pentagon** and the **Space Force**
- White House meetings
- Signed contract with **Airbus** to test our orbital debris remediation and spacecraft shielding solution for 12 months on their ISS Bartolomeo platform and bring it back to Earth after 1 year so Launchspace can analyze the effectiveness of our **space qualified** orbital debris solution
- An Airbus in-kind contribution of **$5.24 million** for putting our solution on the ISS
- NASA Space Act Agreement: NASA is designing customized materials for Launchspace's orbital debris remediation solution

Launchspace believes it is the only company in the world with a NASA Space Act Agreement for orbital debris technology development

- Additionally, the Center for the Advancement of Science in Space (CASIS), manager of the ISS National Lab, under a cooperative agreement with NASA, has awarded Launchspace a grant for up to $214,500 for our ISS orbital debris mission
- Space Force: A funded study on closing major observation gaps in our ability to see threats (space domain awareness - SDA), which protects our national security satellites, and our country, from attack
- Commercial customer for funding Launchspace's integration into their launch vehicle

Launchspace believes it is the only company in the world with these important capabilities in low Earth orbit (LEO)

KingsCrowd, a leading ratings and analytics company that covers the crowdfunding market, recommended Launchspace's Offering to the subscribers of their service. KingsCrowd covers 60 crowdfunding platforms and only recommends two stocks every month.

Sales Pipeline

Space Force, NASA and the Department of Defense (DoD) for Launchspace's:

- Orbital debris solution
- Critical sensor satellites for national security applications
- Launchspace expects a cooperative research and development agreement (CRADA) for securing sensors for a national security mission

Space Florida

- Manufacturing space for fabrication and testing our orbital debris solution, with potential grants

Launchspace believes commercial customers will ultimately be the main revenue source for our orbital debris remediation and data solutions.

PROBLEM

There are three threats to spaceflight safety and the upcoming $1 Trillion global space economy:

- Orbital debris
- The inability to detect, track and manage the 100,000+ new satellites that are forecast to be put on orbit in the next 10 years
- Military threats from adversaries against our National Security Space (NSS) satellites that keep our country safe from attack

The orbital debris population includes **thousands** of dead and retired satellites, parts of spacecraft from decades of missions, items exploded in warfare testing, and more. Dodging space junk is a regular requirement for spacecraft on orbit.

The International Space Station has had to maneuver **25 times** between 1999 and 2018 to avoid collisions, and it had to dodge debris three times in 2020.

Monitoring such debris is a major issue as private space travel and the space economy continue to experience rapid growth. As the world increasingly becomes reliant on satellites, the U.S. and global satellite businesses bear the brunt of failure to track and remove orbital debris.

Additionally, adversaries to the U.S. take advantage of blindness gaps in our ability to detect and track threats to our national security satellites due to solar effects. These observation gaps leave these satellites, and therefore our country, open to attack.

AGI Orbital Debris


The orbital debris problem is far worse than most people realize
1 trillion pieces of orbital debris between 1 mm and 2 cm projected within 5 years
AGI
Source: Launchspace Technologies Corporation

> **"We need to be proactive on space debris rather than learning by a terrible accident..."**
>
> *- John Hickenlooper, U.S. Senator, Colorado*

SOLUTION

Launchspace holds **key** patents for resolving the orbital debris problem as well as a space-based sensor satellite solution that will improve the ability to detect and track space-based threats from adversaries to our national security satellites.

We're currently developing a low Earth Orbit (LEO) sensor satellite solution to detect and track orbital debris and active spacecraft in low and geosynchronous Earth orbits (LEO and GEO) and Cislunar Space (space between the Earth and the Moon).

Our orbital debris and sensor satellite solutions are designed to provide the ability to **detect and track** orbital debris, active satellites and threats from adversaries as well as **remove** orbital debris for national security, civil (NASA and NOAA) and commercial customers.

As of May 2021, **SpaceX** has launched **1730 satellites** [1]. SpaceX plans to launch **42,000 satellites** in the next 5 years [2], and this is only one company!

The orbital debris threat isn't going away… with the number of satellite launches growing exponentially, there will be the ongoing need for Launchspace's innovative solutions.

Orbital debris and satellites



BUSINESS MODEL

Launchspace's revenue model is based on **recurring subscription revenues** from our orbital debris remediation and sensor satellite solutions that are protected by our patents and trade secrets that are critical to ensuring safe access to space and protection for vital space assets.

Our space-based sensor solution will cater to customers in need of:

- Precision data for national security customers (Space Domain Awareness)
- Orbital debris detection, tracking and **remediation**
- Space traffic management (STM)- precision sensor satellite data to detect and track 100,000 satellites expected to be in low Earth orbit in 2030 and the growing orbital debris population

With the exponential increase in satellites and spacecraft on orbit, the **orbital debris threat** that we expect to be in excess of 1 trillion pieces between 1 mm and 2 cm (that currently can't be seen) and the **space traffic management problem** of 100,000+ new satellites on orbit by 2030, aren't going away.

Launchspace provides long-term solutions to orbital debris remediation, space traffic management and national security threats from adversaries with **sensor satellites (data) and orbital debris removal spacecraft**. Launchspace believes these revenue streams provide significant growth opportunities.

MARKET

According to the Space Foundation, In 2020 the global space economy was valued at **$447 billion** and is projected to grow to a **$1+ trillion** market in the coming years.

In 2020, $271 billion was in the global satellite industry and $117 billion was directly in satellite services. [3]

market1


Satellite Manufacturing
$12.2B (5%)
Launch Industry
$5.3B (2%)
Satellite Services
$117.8B
(44%)
$271B
2020
Global
Revenues
Ground Equipment
$135.3B (50%)

market2


Satellite Services
2020 Revenues:
$117.8B
Television $88.4B
Radio $6.3B
Broadband $2.8B
Fixed $15.7B
Mobile $2B
Remote Sensing $2.6B

Spacefaring nations require a safe orbital environment in which to successfully operate and deliver their services to world markets. Every commercial satellite operator must have insurance against satellite failures and accidents.

The orbital debris problem has reached a point where in the future, insurers might not provide coverage unless satellite operators have protection against collisions from orbital debris and other satellites by using sensor data and orbital debris remediation solutions.

National security space operations require precision tracking data on all space objects that may represent threats to their security. According to the Department of Commerce, commercial space commerce is expected to grow to $1 trillion in annual revenues in the next 5 years and $2 - $3 trillion in annual revenues in the next 10 years.

PRESS

SpaceNews

- Launchspace Technologies proposes debris mitigation and collection constellations
- Launchspace to test Debris Collection payload on Airbus ISS Bartolomeo platform
- Launchspace pitches debris sweeper that doubles as satellite tracker

Space Daily

- Florida aerospace forum showcases expanding space-related technology
- Ecosystem For Near-Earth Space Control

Aviation Week

- With Time Running Out, Space-Debris Removal Picks Up Steam

TEAM


THE PENTAGON
DEPARTMENT OF DEFENSE

John H Bauman
CEO and Co-Founder

Serial technology entrepreneur and pioneer in IP over satellite TV, broadband, microelectronics, mobile and many other technologies.



Marshall H. Kaplan Ph.D.
CTO and Co-founder

First to study orbital debris with a NASA funded grant. World renowned in orbital mechanics and spacecraft, launch vehicle and space systems design



Congressman Bob Walker
The leading public policy advisor in the space industry. Trusted advisor to U.S. presidents and the leadership at NASA, the Space Force, the Pentagon and CEO's of defense contractors.



Chris Rollins Ph.D.
Sensor Scientist (Research Support Instruments - RSI)

Has headed up sensor research and engineering on multiple national security, NASA and NOAA programs



Dave Mohr

Propulsion Systems Design and Architecture

Dave has 40 years of experience designing propulsion systems for spacecraft.



Bob Cenker, PE

Spacecraft Design & Architecture

35 years spacecraft bus design and architecture, former space shuttle astronaut.



Rich Colarco

LEO and GEO Project Manager

Deputy Commander for USAF Space Surveillance Network, Deputy Division Chief, Air Force Space Command for developing and fielding all USAF space tracking capabilities.



Dennis Poulos
Cislunar Project Manager

Consultant providing program management experience in Space Domain Awareness, Orbital Debris, Orbital Servicing, Assembly, and Manufacturing and numerous advanced space and hypersonic development programs.

Ramping up to 31 team members for Launchspace's first sensor spacecraft and orbital debris platforms

FOOTNOTES

[1] Starlink: SpaceX's satellite internet project
[2] What Elon Musk's 42,000 Starlink satellites could do for — and to — planet Earth
[3] State of the Satellite Industry Report

USE OF PROCEEDS

If the offering's maximum amount of $1,069,975 is raised:

Use	Value	% of Proceeds
Salaries for managers	$162,500	15.2%
Contract Engineers	$216,400	20.2%
Airbus Hosting on the ISS	$37,150	3.5%
Orbital Debris Technology Manufacturing and Testing	$75,000	7.0%
Promissory notes repayment	$77,000	7.2%
Robert Walker Board payments	$18,000	1.7%
Patents and Legal fees	$100,000	9.3%
Travel	$12,000	1.1%
Insurance	$4,500	0.4%
NASA Space Act Agreement Costs	$104,000	9.7%
Debt Repayment	$117,000	10.9%
Marketing and PR	$20,000	1.9%
Audited Financials	$10,000	0.9%
Additional Fundraising Costs	$22,469	2.1%
IT Consulting for Secure Network	$5,000	0.5%
Office and Equipment	$30,027	2.8%
Space Foundation Membership (Space Symposium)	$6,500	0.6%
Intermediary fees	$52,429	4.9%

TERMS

The securities offered via this Offering will be available solely to citizens, permanent residents and companies of the United States of America.

Launchspace Technologies Corporation (LTC) has designed our Investor Identification Policy to ensure our company can prioritize U.S. national security. Other more common investor controls or regulations such as CFIUS (Committee for Foreign Investment in the U.S.) generally only cap maximum ownership at the direct investor level, and prohibit explicit control. However, we believe that indirect influence can be just as powerful, as investors can take actions that influence company behavior without having explicit control. For example, an investor with ties to a foreign sovereign government may not continue to provide financing to LTC in future rounds if their national interests have diverged with those of the United States at that time.

For another example, an investor might provide negative feedback to LTC management about a new product strategy in a domain such as space-based sensors for national security applications that is more controversial for them politically. Finally, a foreign-backed investor will need to report on their portfolio outlook, including LTC's market positioning and product strategy – while this can be done while honoring confidentiality and export restrictions, it still provides valuable intelligence to foreign entities on key developments in the top tier of the U.S. technology sector.

To address these concerns, this policy 1) looks past the direct investor to their beneficial owners, and 2) is enforceable retroactively, in that we hold a repurchase right if the policy is violated regarding only U.S. investors and companies for this offering. If an investor is subsequently found to not be a U.S. individual (defined as a U.S. citizen or permanent resident) or company, or has a beneficial owner that is not a U.S. individual or company, LTC has the right but not the obligation to purchase LTC's shares from this agreement at the original price the investor paid.

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in Launchspace Technologies Corporation. This offering must raise at least $10,000 by April 1, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Launchspace Technologies Corporation may issue additional securities to raise up to $1,069,975, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

499,401 shares
× $100.26 per share

$50,069,944 implied valuation

PITCH DECK

Launchspace Technologies Corporation


Launchspace Technologies Corporation
"Protecting Space and the Future $1 Trillion Space Economy"
© 2022 Launchspace Technologies Corporation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 8, 2021
- Form C/A on September 21, 2021
- Form C/A on November 8, 2021
- Form C/A on December 1, 2021
- Form C/A on February 18, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Feb 24, 2022	Dear Netcapital Investors, I want to announce...
Feb 22, 2022	Hello Netcapital Investors. I'm not sure if...
Feb 18, 2022	Filed Form C/A
Feb 2, 2022	Dear Netcapital Investors, It's been about a...
Dec 27, 2021	Dear Netcapital investors, I hope you are...
Dec 9, 2021	Hello Netcapital investors & watchlist...
Dec 1, 2021	Filed Form C/A
Nov 30, 2021	Hello Netcapital Investors & watchlist...
Nov 24, 2021	Hello Netcapital Investors, As many of you...
Nov 8, 2021	Filed Form C/A
Nov 3, 2021	Hello Netcapital community. I wanted to let you...
Oct 29, 2021	Hello Netcapital community. We spoke with the...
Oct 5, 2021	Hello Netcapital community, as I predicted,...
Oct 4, 2021	Hello Netcapital community, This is John...
Oct 1, 2021	Hello again, Netcapital community. We had a...
Sep 30, 2021	This is John Bauman from Launchspace...
Sep 21, 2021	Filed Form C/A
Sep 8, 2021	Primary offering of 10,672 shares at $100.26
Sep 8, 2021	Filed Form C

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